EXHIBIT 99.1


                               CONTINUATION SHEET
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(1)  All of the securities disclosed in this Form 3 are owned by Warburg Pincus
     Private Equity VIII, L.P. ("WP VIII"). The sole general partner of WP VIII is Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"). Warburg Pincus & Co., a New York general partnership ("WP") is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), WP, WPP LLC and WP LLC may be deemed to be the beneficial owners of the securities beneficially owned by WP VIII. WP, WPP LLC and WP LLC each disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. Jeffrey A. Harris, who became a director of ScanSoft, Inc. (the "Issuer") on September 15, 2005, is a partner of WP and a Managing Director of WP LLC. As such, Mr. Harris may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities beneficially owned by WP VIII, WPP LLC, WP LLC and WP. Mr. Harris disclaims beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein.

(2)  Immediately exercisable.

(3)  None.

(4) The Series B Preferred Stock presently converts on a 1-for-1 basis for the common stock.

(5) The warrant (the "Adjustable Warrant") acquired pursuant to a Securities Purchase Agreement,dated March 19, 2004, allows WP VIII to acquire a number of shares of common stock equal to the number of stock options (whether vested or unvested) that remains unexercised at the expiration of any stock options of the Issuer. According to the Issuer's Quarterly Report on Form 10-Q for the quarter eneded June 30, 2005, the Adjustable Warrant is currently exercisable for 525,732 shares of common stock, and if all of the assumed options were to expire without being exercised, WP VIII would be entitled to purchase 1,736,630 shares of common stock under the Adjustable Warrant (as reported in Table II above).

(6) The March 15 Warrants expire earlier in the event of a "Change of Control" of the Issuer, as that term is defined in the March 15 Warrants.